Exhibit 99.1

EARNINGS RELEASE	February 23, 2005

NORTHWEST PIPE REPORTS

RECORD RESULTS

Portland, Oregon, February 23, 2005...Northwest Pipe Company (NASDAQ: NWPX) today reported the highest quarterly sales and earnings in its history. The Company reported sales of $80.3 million in the fourth quarter of 2004 compared to $59.1 million in the fourth quarter of 2003. Net income was $4.2 million, or $0.62 per diluted share in the fourth quarter of 2004, compared to $1.4 million, or $0.20 per diluted share, for the same quarter in 2003.

For the year, the Company reported record sales of $291.9 million compared to $245 million in 2003. Net income for 2004 was $12.4 million compared to $3.5 million last year. The Company reported earnings of $1.83 per diluted share for 2004 compared to $0.53 per diluted share for 2003.

Water Transmission

Water Transmission sales were $177.8 million for 2004 compared to $146.3 million in 2003. Gross margin in the Water Transmission Group was $33.9 million compared to $32.2 million in 2003. For the fourth quarter, sales in the Water Transmission Group were $57.6 million compared to $34.6 million for the fourth quarter of 2003. The gross profit for this Group was $11.1 million during the recently completed quarter compared to $7.9 million for the same period last year.

“Sales in our Water Transmission Group were at a record high during the fourth quarter,” said Brian W. Dunham, President and Chief Executive Officer. “This reflects the strong market conditions we experienced during the year as well as favorable timing of specific projects. Margins were also at a favorable level, especially considering the high cost of steel.”

Tubular Products

Sales in the Tubular Products Group were $114.1 million in 2004 compared to $98.7 million for 2003. The gross margin for the year was substantially higher at $15.4 million compared to $1.1 million in 2003. The improved gross margin reflected the impact of increased selling prices that were partially offset by higher steel costs. The Tubular Products Group’s fourth quarter sales of $22.7 million were slightly less than sales reported last year. Gross profit, however, was $3.8 million for the fourth quarter of this year compared to only $747,000 for the fourth quarter of 2003. Gross profit as a percent of sales was 17.0% this quarter, compared to 3.1% in 2003.

“Sales were down in the fourth quarter, as expected, due to seasonal declines,” Dunham reported. “We also believe ordering was down as our customers worked to reduce their own inventories and, possibly, delayed purchases as they assessed potential future steel costs.”

Outlook

The 2004 water transmission market was much improved compared to the prior two years and was strongest in the second half of the year. As a result, the Company’s backlog increased throughout the year, finishing at $129 million as of December 31, 2004, compared to $74 million at the beginning of the year. Water transmission bidding activity in the first quarter of 2005 has continued at a healthy pace and the Company expects the 2005 market to be similar to the 2004 market. The Company expects Water Transmission revenues to be lower in the first quarter of 2005 due to the timing of individual projects, but to pick up in the second quarter and remain strong through the rest of the year.

Water Transmission margins were generally consistent throughout 2004. The Company expects similar margins in 2005, assuming steel costs remain relatively flat through the year.

Demand in the Tubular Products Group began to slow in the fourth quarter of 2004 and has continued to be slow in the first part of 2005. The Company, however, has recently noted indications of a gradual strengthening in demand for most of its tubular products. “We expect to see improved sales volume in the second and third quarters of 2005,” said Dunham.

Margins in the Tubular Products Group grew significantly as selling prices were increased as a reaction to higher steel costs during 2004. With steel costs leveling out, there will be pressure on these margins. “We combined two facilities into one in 2004 and also refined our product mix to focus on more profitable product lines,” said Dunham. “These changes should keep us competitive and, as volume grows in 2005, should help us to stabilize margins in the low double-digit range.”

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe in two business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. The Company is headquartered in Portland, Oregon and operates eleven manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		For the Year Ended December 31
	2004	2003	2004	2003
Net Sales:
Water Transmission	$57,611	$34,641	$177,765	$146,317
Tubular Products	22,678	24,434	114,145	98,670

Net Sales	80,289	59,075	291,910	244,987

Cost of Sales:
Water Transmission	46,537	26,704	143,902	114,144
Tubular Products	18,828	23,687	98,712	97,615

Total Cost of Sales	65,365	50,391	242,614	211,759

Gross Profit:
Water Transmission	11,074	7,937	33,863	32,173
Tubular Products	3,850	747	15,433	1,055

Gross Profit	14,924	8,684	49,296	33,228

Selling, General and Administrative	6,533	5,310	23,126	22,293

Operating Income	8,391	3,374	26,170	10,935

Interest Expense	1,788	1,226	6,346	5,210

Income Before Income Taxes	6,603	2,148	19,824	5,725

Provision for Income Taxes	2,357	791	7,447	2,194

Net Income	$4,246	$1,357	$12,377	$3,531

Basic Earnings per Share	$0.64	$0.21	$1.87	$0.54

Diluted Earnings per Share	$0.62	$0.20	$1.83	$0.53

Shares Used in Per Share Calculation:
Basic	6,667	6,560	6,618	6,553

Diluted	6,852	6,664	6,768	6,660